Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in post-effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-127527) and related prospectus of Derma Sciences, Inc. for the registration of 817,919 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2010, with respect to the consolidated financial statements of Derma Sciences, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 17, 2010